Exhibit 21.1

Smith & Wesson Holding Corporation
Subsidiaries of the Registrant

	State or other jurisdiction of	Percentage of voting
Name	incorporation or organization	securities owned

Smith & Wesson Corp.	Delaware	100%
Smith & Wesson Technology, LLC	Arizona	100%
Smith & Wesson Licensing, LLC	Arizona	100%
Smith & Wesson Interactive Management, LLC	Arizona	100%
Smith & Wesson Advanced Technologies, LLC	Arizona	50%
Lost Coast Ventures, Inc.	Nevada	100%
Smith & Wesson Firearms Training Center, GmbH	Germany	100%